EXHIBIT 10.69
T-Mobile US, Inc.
12920 SE 38th Street
Bellevue, WA 98006-1350

[Date]

[Name]

        Re: Retirement Benefits

Dear [Name]:

T-Mobile US, Inc. (the “Company”) is pleased to inform you that you will be eligible for certain payments and benefits in the event of your Qualifying Retirement (as defined below), in accordance with and subject to the terms and conditions set forth in this letter (this “Letter”).

1.General. You may voluntarily terminate your employment with the Company upon written notice to the Company (the “Retirement Notice”), with such termination to be effective as of the date specified in the Retirement Notice (the “Retirement Date”), which date must be on or after [the date on which both (i) you reach fifty-five (55) years of age and (ii) the sum of your age (measured in years) and years of service with the Company equals or exceeds seventy-five (75),] / [the date that you reach sixty (60) years of age]; provided that the Retirement Notice must be given at least twelve (12) months prior to the Retirement Date and cannot be given any earlier than January 1 of the calendar year preceding the calendar year in which the Retirement Date occurs (a voluntary termination that satisfies all of the conditions in this sentence, a “Qualifying Retirement”). Notwithstanding the foregoing, following the Company’s receipt of a Retirement Notice from you, the Company and you may mutually agree to accelerate the date of your Qualifying Retirement (and, in such event, the “Retirement Date” shall mean and refer to such earlier date on which your employment terminates).

2.Retirement Benefits. If your employment is terminated due to a Qualifying Termination, then, subject to the satisfaction of the requirements in Section 3 of this Letter, the Company shall pay or provide to you the following payments and benefits (the payments and benefits in clauses (a) through (d) below, collectively, the “Retirement Benefits”):

(a)A pro-rata annual short-term incentive (“STI”) award for the calendar year in which the Retirement Date occurs, based on the number of days in such calendar year through and including the Retirement Date divided by 365 (or 366, as applicable) and based on actual performance results for such calendar year, payable no later than March 15 of the year following the calendar year in which the Retirement Date occurs;

(b)For any outstanding long-term incentive (“LTI”) award that (i) was granted as part of the Company’s annual LTI award program, and (ii) is not subject to any performance vesting condition as of the Retirement Date (each, a “Time-Based Award”), such Time-Based Award will continue to vest and be paid to you in accordance with the terms of the applicable award agreement(s);

(c)For any outstanding LTI award that (i) was granted as part of the Company’s annual LTI award program, and (ii) is subject to any performance vesting condition as of the

Retirement Date (each, a “Performance Award”), such Performance Award shall continue to be eligible to vest and be paid to you in accordance with the terms of the applicable award agreement(s), based on the actual level of actual performance during the performance period;

(d)During the period commencing on the Retirement Date and ending on the earlier of the end of the eighteenth (18th) full calendar month following the Retirement Date or the date on which you become eligible for coverage under a subsequent employer’s group medical and dental plans (in either case, the “COBRA Period”), subject to your valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, the Company will continue to provide to you and your dependents, at the Company’s sole cost, coverage under its group medical and dental plans at the same levels in effect on the Retirement Date; provided, however, that if (i) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), (ii) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (iii) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to the dollar value of the balance of the Company’s subsidy shall thereafter be paid to you in substantially equal, then-currently-taxable monthly installments over the COBRA Period (or remaining portion thereof); and

(e)Continued eligibility, following the Retirement Date, for the Company’s employee mobile service discount program, in accordance with the terms of such program as in effect from time to time following the Retirement Date.

On the Retirement Date, and notwithstanding the terms of any of your LTI award agreements, each of your then-outstanding and unvested LTI awards (other than Time-Based Awards and Performance Awards), including any special or one-time LTI awards, will be cancelled and forfeited without any consideration therefor.

3.Conditions to Retirement Benefits. As a condition to your receipt of the Retirement Benefits, (i) you must execute and deliver to the Company a release of all claims in a form determined solely by the Company (the “Release”), and such Release must become fully effective (including, without limitation, the expiration of any revocation period), no later than sixty (60) days following the Retirement Date and (ii) you must continue to comply with the terms and conditions of the Restrictive Covenant Agreement (as defined below).

4.No Further LTI Awards; Acknowledgement: Notwithstanding anything to the contrary in any other agreement between you and the Company (or any of its affiliates), no LTI awards shall be granted to you during the period commencing on the date on which you provide the Retirement Notice to the Company and ending on the date on which your employment terminates. You acknowledge and agree that during the period commencing on the date on which you provide the Retirement Notice to the Company and ending on the date on which your employment terminates, the Company may change your title and/or your duties, authority or responsibility on behalf of the Company (including removing your designation as an “officer” within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended), and any such change (for clarity, excluding a change in your total target cash compensation opportunity) shall not constitute a breach by the Company (or any of its affiliates) of any agreement between you and the Company (or any of its affiliates), or constitute or give rise to “good reason” (or any term of comparable effect) under any agreement between you and the Company (or any of its affiliates) or any equity incentive, severance or other plan, program or policy of the Company or its affiliates. For the avoidance of doubt, nothing in this Letter prohibits the Company from terminating your employment for “cause” or you from resigning without “good reason,” in either case, after the date on which the Retirement Notice is delivered to the Company, and any such termination or resignation shall not constitute a Qualifying Retirement hereunder.

5.Restrictive Covenants. You acknowledge and agree that you have previously entered into a Restrictive Covenant, Intellectual Property Ownership and Assignment, and Confidentiality Agreement with the Company (the “Restrictive Covenant Agreement”), and you agree to continue to be bound by and to comply with the terms and conditions of the Restrictive Covenant Agreement.

6.No Duplication of Benefits. The Retirement Benefits set forth in this Letter represent the sole and exclusive retirement payments and benefits that you are eligible to receive upon a Qualifying Retirement. [By signing this Letter, you hereby acknowledge and agree that the Retirement Benefits under this Letter replace and supersede in their entirety the benefits that you would otherwise be eligible to receive under the section entitled “Retirement” of the Offer of Employment Letter, effective October 11, 2021, between you and the Company (the “Offer Letter”), and you shall have no further rights or entitlements under the section entitled “Retirement” of the Offer Letter from and after the date of this Letter.] [Without limiting the foregoing, if,] / [If,] upon a Qualifying Retirement, you would otherwise become entitled to receive any retirement payments or benefits under any other plan, program, agreement or arrangement maintained by the Company or its affiliates in which you are eligible to participate or to which you are a party (including, without limitation, the Company’s 2023 Incentive Award Plan (the “Incentive Plan”), any STI or LTI award agreement between you and the Company or any employment agreement or compensation term sheet between you and the Company) (each, a “Retirement Program”), then by signing this Letter, you acknowledge and agree that you will not be eligible to receive any retirement payments or benefits under such Retirement Program and instead will be entitled to receive only the Retirement Benefits set forth herein.
7.Representations. By signing this Letter below, you hereby represent and warrant to the Company that (a) you have read and understand, and accept the terms and conditions set forth in, this Letter, and (b) you have entered into and agreed to the terms and conditions of this Letter voluntarily.

8.No Tax Advice. The Company is not making any warranties or representations to you with respect to the income tax consequences associated with this Letter or the Retirement Benefits payable hereunder and you are in no manner relying on the Company, its affiliates or any of their respective representatives for an assessment of such tax consequences. You are hereby advised to consult with your own tax advisor with respect to any tax consequences associated with the Retirement Benefits.

9.Sections 409A and 280G. The payments and benefits described in this Letter are intended to comply with or be exempt from Section 409A of the Code, as amended (“Section 409A”). See Exhibit A, which is hereby incorporated into this Letter, for additional details. In addition, you acknowledge and agree that the payments and benefits described in this Letter (in addition to any other payments and benefits payable to you by the Company or any affiliate thereof) may be subject to reduction as set forth on Exhibit B, which is hereby incorporated into this Letter.

10.Clawback. You acknowledge and agree that any incentive compensation provided by the Company to you under this Letter or otherwise may be subject to recovery by the Company under and in accordance with any Company clawback or recoupment policy in effect on the date of this Letter or as may be adopted or maintained by the Company following the date of this Letter, including the Company’s

Amended and Restated Executive Incentive Compensation Recoupment Policy as adopted October 2, 2023, as amended from time to time (or any successor policy thereto).

11.Withholding. All compensation and other benefits payable to or on behalf of you pursuant to this Letter shall be subject to such deductions and withholdings as may be agreed to by you or required by applicable law, rule or regulation or Company policy.

12.Dispute Resolution. Except for any claims (i) arising out of, or relating to, your Restrictive Covenant Agreement, and/or any other written and fully executed agreements to which you and the Company or an affiliate thereof are parties that expressly provide for a different dispute resolution mechanism, or (ii) as to which applicable law not preempted by the Federal Arbitration Act prohibits resolution by binding arbitration thereof, any controversy, claim or dispute arising out of or relating to this Letter or your employment with the Company or termination thereof, either during the existence of the employment relationship or afterward, and including, but not limited to, any common law or statutory claims for wrongful discharge, discrimination or unpaid compensation, shall be resolved exclusively by arbitration in King County, Washington, conducted in accordance with the then prevailing commercial arbitration rules of the American Arbitration Association (the “AAA”), with one arbitrator designated in accordance with those rules. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court having jurisdiction thereof as a basis of judgment and of the issuance of execution for its collection. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as precluding either party from bringing an action for injunctive relief or other equitable relief. In any such dispute, the prevailing party shall be entitled to its or his attorneys’ fees and costs, in addition to any other relief that may be awarded. In accordance with the terms of the Restrictive Covenant Agreement, the exclusive venue for claims arising out of, or related to, the Restrictive Covenant Agreement shall be the state and Federal courts of King County, Washington.

13.Miscellaneous. This Letter, together with your Restrictive Covenant Agreement and any other agreements referenced herein, sets forth the final and entire agreement of the parties with respect to the subject matter hereof. This Letter may be amended only in a writing signed by you and an authorized officer of the Company. This Letter may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Letter shall be governed by and construed in accordance with the laws of the State of Washington without giving effect to the principles of conflicts of laws, and applicable federal law. Nothing contained in this Letter shall confer upon you any right to continue in the employ or service of the Company (or any of its affiliates) or affect the right of the Company (or any of its affiliates) to terminate your employment or service at any time.

Please indicate your acknowledgment of, and agreement to, the terms and conditions set forth in this Letter by signing and dating this Letter in the space below and returning a signed copy to [______]. Please retain one fully-executed original for your files.

[Signature page follows]

Sincerely,

                        T-Mobile US, Inc.

                        By: _______________________
                        Name:
                        Title:

Acknowledged, Agreed and Accepted:

________________________________

Name: __________________________

Date: ___________________________

Exhibit A
Section 409A

It is intended that the payments and benefits under this Letter comply with the provisions of Section 409A and the Treasury regulations relating thereto, or satisfy the requirements for an exemption from Section 409A, in each case to the extent applicable to this Letter and, accordingly, to the maximum extent permitted, this Letter shall be interpreted and be administered in a manner to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, you shall not be considered to have terminated employment with the Company for purposes of this Letter, and no payment otherwise due upon a termination of employment shall be due to you under this Letter, until you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A (a “Separation from Service”). Any payments described in this Letter that qualify for the “short-term deferral” exception from Section 409A shall not be treated as deferred compensation as described in Treasury Regulation Section 1.409A-1(b)(4) and will be paid under such exception unless applicable law requires otherwise. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii) and the application of the short-term deferral exception), each payment under this Letter will be treated as a separate payment. Notwithstanding anything to the contrary in this Letter (whether under this Letter or otherwise), to the extent delayed commencement of any portion of the payments to be made to you upon your Separation from Service is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments shall be delayed and paid on the first business day after the earlier of (i) the date that is six (6) months following such Separation from Service or (ii) your death. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts reimbursable to you under this Letter shall be paid to you on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to you) during any one year may not affect amounts reimbursable or provided in any subsequent year and may not be liquidated or exchanged for any other benefit. Notwithstanding anything in the Letter to the contrary, in the event that the aggregate period during which you are (or your estate is) entitled to consider and/or revoke the Release spans two calendar years, then to the extent required by Section 409A, no Retirement Benefits will be made under the Letter prior to the beginning of the second such calendar year (and any such payments otherwise payable prior thereto (if any) will instead be paid on the first regularly scheduled Company payroll date occurring in the latter such calendar year or, if later, on the first regularly scheduled Company payroll date following the effectiveness of the Release).

Exhibit B

Section 280G

In the event any payment, benefit or distribution of any type to or for the benefit of you, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Letter or otherwise to you under this Letter or otherwise constitutes a “parachute payment” under Section 280G of the Code, the amount payable to you shall be either (a) paid in full, or (b) paid after reduction by the smallest amount as would result in no portion thereof being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax under Section 4999 of the Code, results in the receipt by you, on an after-tax basis, of the greater net value, notwithstanding that all or some portion of such payment amount may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, all determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accounting firm immediately prior to the event giving rise to such payment (the “Accounting Firm”); provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A of the Code) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A of the Code. For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this paragraph. The Accounting Firm shall provide its written report to the Committee and you, which shall include information regarding methodology. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph. You and the Company shall cooperate in case of a potential Change in Control (as defined in the Incentive Plan) to consider alternatives to mitigate any Section 280G exposure, although the Company cannot guaranty any such alternatives will be available or approved by the Company and neither you nor the Company shall be obligated to enter into them.

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